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                                                                      EXHIBIT 11


                          CARDIOVASCULAR DYNAMICS, INC.
            STATEMENT REGARDING THE COMPUTATION OF NET LOSS PER SHARE
                    (In thousands, except per share amounts)
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

                                                                        Three Months Ended June 30,       Six Months Ended June 30,
                                                                        ---------------------------       -------------------------
                                                                           1998             1997             1998             1997
                                                                        --------          -------          -------          -------
Numerator:
Net loss                                                                 ($1,850)         ($  589)         ($3,824)         ($1,187)
                                                                        --------          -------          -------          -------

Net loss used for basic and diluted loss per share--
  loss attributable to common stockholders                               ($1,850)         ($  589)         ($3,824)         ($1,187)
                                                                        ========          =======          =======          =======

Denominator:
Denominator for basic and diluted loss per share--
  weighted average common shares outstanding                               8,946            9,105            8,858            9,093
                                                                        ========          =======          =======          =======

Basic and diluted net loss per share                                     ($ 0.21)         ($ 0.06)         ($ 0.43)         ($ 0.13)
                                                                        ========          =======          =======          =======
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